UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

UniTek Global Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34867 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West Blue Bell, Pennsylvania (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code: (267) 464-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2012, UniTek Global Services, Inc. (the “Company,” “we” or “our”) entered into an agreement (the “Asset Purchase Agreement”) to sell certain of the assets (the “Purchased Assets) of its wireline business unit (the “wireline group”) to NX Utilities, LLC (“NX Utilities”) for a price of $5.9 million. In addition, UniTek will retain approximately $3.0 million of net working capital as of the effective date of the agreement, and NX Utilities will assume approximately $3.0 million of debt. The closing will occur in two stages with the first stage having occurred on December 28, 2012. Scott Lochhead, who previously headed the wireline group, is a minority owner of NX Utilities and has left the Company following the transaction.

At the request of NX Utilities, UniTek will continue to operate certain markets of the wireline group through the second stage of closing, which is expected to occur in the first quarter of 2013. This will provide NX Utilities the necessary amount of time to comply with the local regulatory requirements of certain contracts.

The Asset Purchase Agreement is dated as of December 28, 2012 and is by and among the Company, its subsidiaries Advanced Communications USA, Inc., Nexlink USA Communications, Inc. and UniTek Canada, Inc., and NX Utilities. Pursuant to the terms and conditions of the Asset Purchase Agreement, NX Utilities will acquire all of the Company’s right, title, and interest in and to the Purchased Assets, and will also assume certain of the liabilities of the wireline group. The parties each made customary representations, warranties and covenants in the Asset Purchase Agreement.

The Agreement is filed hereto as Exhibit 2.1 and the foregoing summary is qualified in all respects by reference thereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 28, 2012, the parties thereto consummated the first closing of the transactions contemplated by the Asset Purchase Agreement.

Item 8.01. Other Events.

On January 4, 2013, UniTek issued a press release announcing the sale of the net assets of the wireline group, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Exhibit 99.2 included herewith contains the pro forma financial information that is required to be furnished as a result of the Asset Purchase Agreement, which resulted in the disposition of a significant portion of the Company’s assets. This information, together with the condensed consolidated financial statements previously filed with the SEC on Form 10-Q for the quarterly period ended September 29, 2012, constitutes the entirety of the pro forma financial information required to be furnished pursuant to Article 11 of Regulation S-X.

(d)         Exhibits.

2.1	Asset Purchase Agreement, dated as of December 28, 2012
99.1	Press Release, dated January 4, 2013
99.2	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the years ended December 31, 2011, 2010 and 2009, including notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: January 4, 2013	By:	/s/ Ronald J. Lejman
	Name:	Ronald J. Lejman
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of December 28, 2012
99.1	Press Release, dated January 4, 2013
99.2	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the years ended December 31, 2011, 2010 and 2009, including notes thereto.